FOR IMMEDIATE RELEASE

CONTACT:	Fraser Engerman (414) 524-2733	Exhibit 99.1

John D. Young appointed to board of Johnson Controls
David Abney to retire from the Company’s board of directors

Cork, Ireland Dec. 11, 2017-The board of directors of Johnson Controls International plc, (NYSE: JCI), today announced that John D. Young has been appointed to serve as a director. Young is currently group president of Pfizer Essential Health. Effective January 1, 2018 he will become group president of Pfizer Innovative Health, which comprises six business groups focused on improving health through innovative products covering every stage of life.

Young, a scientist by background, has more than 30 years of experience with Pfizer, starting as a sales representative and moving on to a number of senior global positions across the company.

“John brings to us strong leadership across various disciplines characterized by a distinguished career leading innovative healthcare solutions across the globe,” said George Oliver, chairman and CEO, Johnson Controls.

Young graduated from Glasgow University with a bachelor’s degree in biological science and has a master of business administration degree from Strathclyde Graduate Business School.

The Johnson Controls board of directors also announced current director and United Parcel Service Inc. Chairman and CEO David Abney intends to retire as a director at the conclusion of the company’s 2018 annual meeting of stockholders.

“I want to thank David for his years of dedicated service and wise counsel to me and our executive management team,” said Oliver. “David’s extensive experience as CEO of a leading global brand has been invaluable as we continue the integration efforts following last year’s merger between Johnson Controls and Tyco.”

About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.

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